Exhibit 99.1

Provident Community Bancshares Reports Third Quarter Results

ROCK HILL, S.C.--(BUSINESS WIRE)--November 1, 2010--Provident Community Bancshares, Inc. (NASDAQ CM: PCBS) (the “Corporation”) recorded a net loss to common shareholders of $3.4 million for the three months ended September 30, 2010 as compared to a net loss to common shareholders of $754,000 for the same period in 2009. Operating results for the current period were impacted by a compression of the net interest margin from 2.28% for the three months ended September 30, 2009 to 2.22% for the three months ended September 30, 2010 caused by declining market interest rates. Operating results were further impacted by higher provisions for loan losses due to an increase in non-performing loans and loan write-downs, offset by an increase in non-interest income due to higher gains from investment security sales. Net loss per common share was $1.89 (diluted) for the three months ended September 30, 2010, versus a net loss of $0.36 per common share (diluted) for the same period in 2009. The net loss to common shareholders for the nine months ended September 30, 2010 was $3.9 million, or $2.18 per share (diluted), compared to a net loss to common shareholders of $3.2 million or $1.62 per share (diluted), for the same period in 2009.

At September 30, 2010, assets totaled $428.9 million, a decrease of $28.2 million, or 6.2%, from $457.0 million at December 31, 2009. Investment securities decreased $16.6 million, or 10.9%, to $135.1 million at September 30, 2010 from $151.8 million at December 31, 2009 due to the sale of municipal and mortgaged backed securities. Fed funds sold increased $22.9 million to $28.2 million at September 30, 2010 from $5.3 million at December 31, 2009 as a result of the investment proceeds from sales and maturities of securities. Net loans receivable decreased $36.7 million, or 14.6%, to $213.8 million at September 30, 2010 as a result of lower demand. Deposits decreased $14.9 million to $317.9 million at September 30, 2010 as a result primarily of reductions in municipal deposits. FHLB advances and other borrowings decreased $10.9 million to $72.1 million at September 30, 2010 due primarily to the maturation of borrowings. Shareholders’ equity decreased $4.0 million, or 15.3%, to $22.1 million at September 30, 2010 from $26.1 million at December 31, 2009 due primarily to a net loss of $3.9 million and a $225,000 increase in unrealized losses on securities available for sale.

Nonperforming loans, which are secured primarily by commercial real estate properties, were $23.9 million as of September 30, 2010, or 10.9% of total loans, as compared to $20.9 million at December 31, 2009, an increase of $3.1 million. Real estate acquired through foreclosure increased $3.9 million to $9.8 million at September 30, 2010 from $5.9 million at December 31, 2009. Bad debt charge-offs, net of recoveries, were $5.8 million for the nine months ended September 30, 2010 compared to $2.8 million for the same period in 2009. The downturn in the residential housing and commercial real estate market continues to be the primary factor leading to the deterioration in our loan portfolio.

Dwight V. Neese, President and CEO, said “We continue to aggressively attack the issues caused by the current credit cycle. While we remain cautious, we see indications that the current credit crisis may have bottomed and may be beginning to stabilize. We also believe that we have aggressively identified and dealt with our problem loans and believe that the steps that we have taken with our loan review and risk management systems and technology improvements will enable us to better manage our loan portfolio.”

COMPANY INFORMATION

Provident Community Bancshares is the holding company for Provident Community Bank, N.A., which operates nine community oriented banking centers in the upstate of South Carolina that offer a full array of financial services. The Corporation is headquartered in Rock Hill, South Carolina and its common stock is traded on the NASDAQ Capital Market under the symbol PCBS. Please visit our website at www.providentonline.com or contact Wanda J. Wells, SVP/Shareholder Relations Officer at wwells@providentonline.com or Richard H. Flake, EVP/CFO at rflake@providentonline.com.

FORWARD-LOOKING STATEMENTS

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risk and uncertainties, which may change over time. The Corporation’s performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Corporation’s actual results, see the Corporation’s Annual Report in Form 10-K for the year ended December 31, 2009, including in the Risk Factors section of that report. Forward-looking statements speak only as of the date they are made. The Corporation does not assume any duty and does not undertake to update its forward-looking statements.

SUMMARY CONSOLIDATED FINANCIAL DATA

Our summary consolidated financial data as of and for the three and nine months ended September 30, 2010, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

Financial Highlights (Unaudited) ($ in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
Income Statement Data	2010	2009	2010	2009

Net interest income	$2,203	$2,454	$6,391	$6,906
Provision for loan losses	3,947	1,425	6,030	5,050
Net interest income (loss) after loan loss provision	(1,744)	1,029	361	1,856
Non-interest income	1,360	1,152	3,995	2,994
Other-than-temporary-impairment on securities	(660)	(739)	(1,127)	(1,830)
Non-interest expense	2,767	2,480	7,564	7,613
Benefit for income taxes	(548)	(402)	(793)	(1,696)
Net loss	(3,263)	(636)	(3,542)	(2,897)
Accretion of preferred stock to redemption value	2	2	4	5
Preferred dividends accrued	118	116	351	258
Net loss to common shareholders	($3,383)	($754)	($3,897)	($3,160)
Loss per common share: basic	($1.89)	($0.36)	($2.18)	($1.62)
Loss per common share: diluted	($1.89)	($0.36)	($2.18)	($1.62)
Weighted Average Number of Common Shares Outstanding

Basic	1,790,599	1,790,599	1,790,599	1,789,455
Diluted	1,790,599	1,790,599	1,790,599	1,789,455
Cash dividends per share	$0.00	$0.00	$0.00	$0.06

Balance Sheet Data	At 9/30/10	At 12/31/09

Total assets	$428,850	$457,003
Cash and due from banks	39,217	15,631
Investment securities	135,145	151,750
Loans	219,595	255,999
Allowance for loan losses	5,834	5,579
Real estate acquired through foreclosure	9,855	5,917
Deposits	317,898	332,762
FHLB advances and other borrowings	72,101	83,020
Junior subordinated debentures	12,372	12,372
Shareholders’ equity	22,122	26,121
Preferred shares outstanding	9,266	9,266
Common shares outstanding	1,790,599	1,790,599
Equity to assets	5.16%	5.72%
Total loans to deposits	69.08%	76.93%

Bank Regulatory Capital ratios:
Leverage ratio	6.71%	7.17%
Tier 1 capital ratio	10.95%	10.86%
Total risk-based capital ratio	12.21%	12.11%
Asset Quality
Non-performing loans	$23,930	$20,869
Other real estate owned	9,855	5,917
Total non-performing assets	$33,785	$26,786
Percentage of non-performing loans to total loans	10.90%	8.15%
Percentage of non-performing assets to total assets	7.87%	5.86%
Allowance for loan losses to nonperforming loans	24.37%	26.73%
Allowance for loan losses to total loans	2.66%	2.18%

CONTACT:
Provident Community Bancshares, Inc.
Dwight V. Neese, President & CEO
803-980-1863